                                                                    EXHIBIT 99.1

                            [AMERISTAR CASINO LOGO]

CONTACT:

      Tom Steinbauer
      Senior Vice President of Finance, Chief Financial Officer
      Ameristar Casinos, Inc.
      (702) 567-7000

                        AMERISTAR CASINOS REPORTS RECORD
                         THIRD QUARTER FINANCIAL RESULTS

LAS VEGAS, NEVADA, OCTOBER 28, 2004 - Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced record financial results for the third quarter of 2004, reflecting the continued growth of the company.

THIRD QUARTER HIGHLIGHTS

      - Record consolidated net revenues of $215.7 million, representing an increase of $14.1 million, or 7.0%, over the third quarter of 2003.

      - Record third quarter consolidated EBITDA (a non-GAAP financial measure which is defined and reconciled with operating income below) of $59.2 million, representing an increase of $9.1 million, or 18.2%, over the third quarter of 2003.

      - Record third quarter consolidated operating income of $40.3 million, an increase of $6.1 million, or 17.9%, from the prior-year third quarter.

      - Record third quarter net income of $16.6 million, up $4.7 million, or 39.7%, from the third quarter of 2003.

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      -     Diluted earnings per share of $0.60 for the third quarter of 2004, compared to $0.44 for the third quarter of 2003. Our previously issued earnings guidance for the third quarter of 2004 indicated a range of $0.50 to $0.53 per share. Analysts' latest consensus estimate for the third quarter of 2004, as reported by Thomson First Call, was $0.52.

      - On August 17, 2004, our Board of Directors declared a quarterly cash dividend of $0.125 per share, which was paid on September 15, 2004 to our shareholders of record as of August 31, 2004.

      - During the third quarter of 2004, we prepaid $15.0 million of long-term debt under our senior credit facilities, further improving our total debt leverage ratio (as defined in our senior credit agreement) from 3.49:1 at December 31, 2003 to 2.99:1 at September 30, 2004.

      - We extended and improved our leadership position in market share (based on gross gaming receipts) in our Kansas City, Council Bluffs and Vicksburg markets during the third quarter of 2004 compared to the same period in 2003.

      - We are continuing to progress toward the completion of our pending acquisition of Mountain High Casino in Black Hawk, Colorado. Subject to the receipt of regulatory approval, we anticipate the closing to occur in December 2004.

Craig H. Neilsen, Chairman and CEO, stated: "We are very pleased with our performance in the third quarter of 2004. We believe our financial results further validate our business model and evidence the continued successful implementation of

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our operating strategies. In particular, we had significant flow-through during the third quarter of 2004 compared to the same period in 2003, as net revenues increased by 7.0% and EBITDA increased by 18.2%, which demonstrates the effectiveness of our cost-containment strategies. In addition, the major investment in slot technology we have made over the past year, including our accelerated implementation of coinless slot technology and the further introduction of lower denomination slot machines, has significantly contributed to the continued financial success we have achieved in the third quarter of 2004. We are committed to maintaining the most advanced casino floor in each of our markets, which we expect will result in continued financial success for our company."

FINANCIAL RESULTS

      NET REVENUES

      Net revenues for the third quarter of 2004 increased to $215.7 million, an increase of 7.0% compared to the third quarter of 2003. All of our properties improved in net revenues, with increases of 11.5% at Ameristar Vicksburg, 9.8% at Ameristar Council Bluffs, 7.3% at Ameristar Kansas City, 4.4% at Ameristar St. Charles and 3.4% at the Jackpot Properties. For the quarter, Ameristar Vicksburg and Ameristar Council Bluffs further improved their long-time market leadership positions to 44.9% and 41.3%, respectively, with increases of 4.9 and
1.9 percentage points, respectively, over the prior-year third quarter. Ameristar Kansas City also maintained its market share leadership, as it increased reported market share to 35.4%, up 0.6 percentage point over the prior-year third quarter. The reported market share for Ameristar St. Charles was 31.1%, which represented a decline of 0.8 percentage point compared to the third quarter of 2003.

      Led by a $20.1 million (11.9%) increase in slot revenues, consolidated casino revenues for the third quarter of 2004 increased $20.1 million, or 10.3%, from the third

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quarter of 2003. We believe that the growth in slot revenues has been driven by our continued accelerated implementation of coinless slot technology at our Ameristar-branded properties, which are now nearly 100% coinless. In addition, we believe our continued leadership in the introduction of new-generation, lower denomination slot machines at our Ameristar-branded properties has contributed to the improvement in slot revenues, due to the popularity of this segment of the slot market. We also believe casino revenues increased, in part as a result of our continued successful implementation of our targeted marketing programs, which is evidenced by a 20.5% increase in rated play at our Ameristar-branded properties when compared to the third quarter of 2003. Promotional allowances (which are deducted in arriving at net revenues) increased $9.7 million, or 30.5%, in the third quarter of 2004 compared to the 2003 third quarter, in part due to the increase in rated play.

      We believe the quality of our food and beverage operations also contributed to our record third quarter financial performance. Food and beverage revenues increased by $2.8 million, or 10.7%, in the third quarter of 2004 compared to the prior-year third quarter. The increase was principally attributable to our new food and beverage venues that opened at Ameristar Kansas City late in the third quarter of 2003 and Ameristar Vicksburg's newly renovated Heritage Buffet, which was completed in the fourth quarter of 2003. In the first quarter of 2005, we expect to complete a major renovation of our buffet at Ameristar Council Bluffs, which we believe will favorably impact future gaming and food and beverage revenues at the property.

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      OPERATING INCOME AND EBITDA

      In the third quarter of 2004, consolidated operating income increased $6.1 million, or 17.9%, to $40.3 million and consolidated operating income margin improved 1.7 percentage points from the prior-year third quarter, to 18.7%. Operating income margin increased at Ameristar Kansas City, Ameristar Vicksburg and the Jackpot Properties by 3.4, 2.1 and 5.7 percentage points, respectively, when compared to the same period in 2003. Consolidated EBITDA increased 18.2% to $59.2 million compared to the third quarter of 2003. Additionally, consolidated EBITDA margin in the third quarter of 2004 increased from 24.9% to 27.5%, primarily due to Ameristar Kansas City, Ameristar Vicksburg and the Jackpot Properties, where EBITDA margin improved 5.5, 3.0 and 5.7 percentage points, respectively, from the prior-year third quarter. The growth in EBITDA, operating income and the related margins at these properties was principally driven by both the increase in revenues noted above and the continued implementation of cost-containment initiatives. Additionally, Ameristar Kansas City had $1.3 million of non-recurring expenses in the third quarter of 2003 related to the introduction of the "All New Ameristar Kansas City."

      At Ameristar St. Charles, operating income for the third quarter decreased $0.3 million and the related margin dropped 1.4 percentage points to 22.3% compared to the 2003 third quarter. Although EBITDA was flat, the property saw a decline in EBITDA margin of 1.2 percentage points during the third quarter. The declines in the margins and operating income were primarily the result of higher marketing costs in a more competitive market environment, due to the expanded facilities and increased

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marketing and promotional activities of our principal competitor in the St.
Louis market. In addition, the margins and operating income were negatively impacted by increased employee benefit costs.

      Ameristar Council Bluffs increased third quarter operating income by $1.0 million and third quarter EBITDA by $1.4 million when compared to the prior-year period. The improvements in operating income and EBITDA occurred despite a 2% increase in the Iowa tax rate on gaming revenues of riverboat casinos, which became effective July 1, 2004. Operating income margin decreased 0.5 percentage point to 30.1% and EBITDA margin declined 0.1 percentage point to 36.9% due to higher health insurance costs and the aforementioned tax increase.

      Corporate expense decreased $0.5 million in the third quarter of 2004 compared to the same quarter of 2003. The decrease in corporate expense was primarily the result of $0.9 million in costs incurred in 2003 relating to the unsuccessful pursuit of a corporate acquisition. Year to date, corporate expense increased $3.0 million, or 11.4%, compared to the first nine months of 2003. This increase resulted primarily from the continued growth of the company and increased development activities. We expect this trend to continue through the remainder of 2004 and 2005 as we seek growth through development opportunities, including in the United Kingdom and Pennsylvania, and through acquisition opportunities.

      Depreciation and amortization expense increased to $18.9 million in the third quarter of 2004 from $15.9 million in the third quarter of 2003, primarily due to the

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increase in our depreciable assets resulting from the completion of enhancement and renovation projects at Ameristar Kansas City in September 2003 and Ameristar Vicksburg in December 2003, the continued implementation of coinless slot technology and the introduction of lower denomination slot machines at our Ameristar-branded properties.

      NET INCOME AND DILUTED EARNINGS PER SHARE

      For the third quarter of 2004, net income increased 39.7% to $16.6 million, from $11.9 million for the third quarter of 2003. Diluted earnings per share were $0.60 in the quarter ended September 30, 2004, compared to $0.44 in the corresponding prior-year quarter. Interest expense for the 2004 third quarter was $13.8 million, down $1.3 million from the third quarter of 2003. The decline in interest expense was due to a decrease in our long-term debt levels as we continued to prepay senior debt, the termination of our interest rate swap agreement on March 31, 2004, and lower interest rates on our senior credit facilities year-over-year. We incurred non-operating losses on early retirement of debt in the third quarters of 2004 and 2003 in the amounts of $0.2 million and $0.4 million, respectively. Our effective income tax rate for the quarter ended September 30, 2004 increased to 37.2% from 37.0% for the quarter ended September 30, 2003, due primarily to a slight increase in our effective state income tax rate.

LIQUIDITY AND CAPITAL RESOURCES

      Our financial position remains strong, with approximately $76.2 million of cash and cash equivalents and $68.9 million of available borrowing capacity under our senior credit facilities as of September 30, 2004. During the third quarter of 2004, we reduced

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our long-term debt by approximately $15.8 million, including the prepayment of
$15.0 million of principal under our senior credit facilities. At September 30, 2004, our total debt was $669.7 million, representing a decrease of $47.2 million (6.6%) from December 31, 2003. In the fourth quarter of 2004, we expect to borrow up to an additional $115.0 million under our senior credit facilities in order to fund our pending acquisition of Mountain High Casino.

     Capital expenditures for the third quarter of 2004 totaled $20.6 million and included the continued acquisition of coinless slot machines, the implementation of information technology solutions to enhance our operating capabilities and capital projects at all of our properties. For the year, we expect that capital expenditures will be approximately $85 million.

PLANNED CAPITAL IMPROVEMENT PROJECTS

     Following the closing of the Mountain High Casino acquisition, we intend to invest approximately $90 million in capital expenditures to improve the competitiveness of the property, as well as make other operational enhancements. The planned capital improvements include reconfiguration and expansion of the gaming area, the introduction of cashless slot technology and other gaming equipment upgrades, construction of a 300-room AAA Four Diamond-quality hotel and additional covered parking, an upgrade of the food and beverage outlets and the addition of a casual dining restaurant. All of these improvements are expected to be completed during 2005, with the exception of the hotel, which we expect will be completed by mid-2007.

     We are currently planning to expand the number of gaming positions, including the addition of poker rooms, at our Council Bluffs and Vicksburg properties. We anticipate completion of these gaming expansions to occur by the end of 2005.

     In addition, we are currently planning a complete renovation of the hotel rooms at Ameristar Kansas City and Ameristar Council Bluffs, which are expected to be completed in the fall of 2005.

     At Ameristar St. Charles, we are currently designing planned capital improvements, which include a 300-room all-suite hotel, 20,000 square feet of meeting facilities, a new entertainment pavilion and an additional parking garage. We expect to begin construction on these improvements in the first half of 2005, and we believe they will further strengthen the competitive position of the property.

     We expect the return on our investment from these development projects to be similar to that of other projects we have completed in the recent past.

OUTLOOK

      Based on our preliminary results of operations to date in October 2004 and our outlook for the remainder of the quarter, we currently estimate operating income of $33 million to $35 million, EBITDA of $52 million to $54 million (given anticipated depreciation expense of $19 million), interest expense of $14 million and diluted earnings per share of $0.41 to $0.45 for the fourth quarter of 2004.

      Gaming regulatory authorities in Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar's, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming

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revenue (including changes in operating costs, promotional allowances and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.

CONFERENCE CALL

      We will hold a conference call to discuss our third quarter results and guidance for the fourth quarter at 3:00 p.m. Eastern Time on October 28, 2004. The call can be accessed live by calling (800) 967-7185. It can be replayed until November 4, 2004 at 1:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 961941.

FORWARD-LOOKING INFORMATION

      This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as "believes," "estimates," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to "Item 1. Business - Risk Factors" and "Item 7. Management's Discussion and Analysis of

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Financial Condition and Results of Operations" in our Annual Report on Form 10-K
for the year ended December 31, 2003 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

ABOUT AMERISTAR

      Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar's focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the five markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar recently marked its 10th anniversary as a public company. The company has a portfolio of six casinos:
Ameristar Kansas City; Ameristar St. Charles (greater St. Louis); Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

                                       ###

             Visit Ameristar Casinos' Web site at www.ameristar.com
                (which shall not be deemed to be incorporated in
                        or a part of this news release).

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                              Three Months              Nine Months
                                           Ended September 30,      Ended September 30,
                                            2004         2003         2004         2003
                                         ---------    ---------    ---------    ---------
REVENUES:
   Casino                                $ 215,001    $ 194,865    $ 642,216    $ 566,752
   Food and beverage                        28,828       26,034       86,073       74,109
   Rooms                                     6,959        6,602       20,019       18,123
   Other                                     6,370        5,833       17,785       16,271
                                         ---------    ---------    ---------    ---------
                                           257,158      233,334      766,093      675,255
   Less: Promotional allowances             41,507       31,806      126,074       90,381
                                         ---------    ---------    ---------    ---------
      Net revenues                         215,651      201,528      640,019      584,874
                                         ---------    ---------    ---------    ---------

OPERATING EXPENSES:
   Casino                                   94,768       89,382      285,716      260,043
   Food and beverage                        16,314       15,730       47,342       43,760
   Rooms                                     1,706        1,651        4,912        4,712
   Other                                     4,244        3,307       10,736        9,216
   Selling, general and administrative      39,321       41,227      115,555      111,216
   Depreciation and amortization            18,888       15,888       54,016       46,666
   Impairment loss                             100          147          196          687
                                         ---------    ---------    ---------    ---------
   Total operating expenses                175,341      167,332      518,473      476,300

      Income from operations                40,310       34,196      121,546      108,574

OTHER INCOME (EXPENSE):
   Interest income                              69           71          157          282
   Interest expense                        (13,806)     (15,115)     (43,029)     (48,344)
   Loss on early retirement of debt           (202)        (415)        (673)        (415)
   Other                                        50          126          (46)         160
                                         ---------    ---------    ---------    ---------

INCOME BEFORE INCOME TAX PROVISION          26,421       18,863       77,955       60,257
   Income tax provision                      9,820        6,979       30,434       22,186
                                         ---------    ---------    ---------    ---------
NET INCOME                               $  16,601    $  11,884    $  47,521    $  38,071
                                         =========    =========    =========    =========

EARNINGS PER SHARE:
      Basic                              $    0.61    $    0.45    $    1.76    $    1.44
                                         =========    =========    =========    =========
      Diluted                            $    0.60    $    0.44    $    1.71    $    1.41
                                         =========    =========    =========    =========

WEIGHTED AVERAGE SHARES OUTSTANDING:
      Basic                                 27,107       26,489       26,986       26,376
                                         =========    =========    =========    =========
      Diluted                               27,779       27,297       27,744       27,025
                                         =========    =========    =========    =========

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                       SUMMARY CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

                                             Three Months               Nine Months
                                           Ended September 30,       Ended September 30,
                                            2004         2003         2004         2003
                                         ---------    ---------    ---------    ---------
CONSOLIDATED CASH FLOW INFORMATION
   Cash flows provided by operations     $  28,071    $  26,110    $ 124,276    $ 112,126
   Cash flows used in investing          $ (22,447)   $ (17,711)   $ (72,608)   $ (60,732)
   Cash flows used in financing          $ (19,100)   $ (29,180)   $ (53,686)   $ (60,507)

NET REVENUES
   Ameristar St. Charles                 $  68,883    $  66,005    $ 209,332    $ 191,842
   Ameristar Kansas City                    59,520       55,480      174,160      159,832
   Ameristar Council Bluffs                 44,229       40,285      129,056      116,753
   Ameristar Vicksburg                      26,364       23,643       81,289       70,924
   Jackpot Properties                       16,655       16,115       46,182       45,523
                                         ---------    ---------    ---------    ---------
   Consolidated net revenues             $ 215,651    $ 201,528    $ 640,019    $ 584,874
                                         =========    =========    =========    =========

OPERATING INCOME (LOSS)
   Ameristar St. Charles                 $  15,380    $  15,644    $  51,147    $  46,301
   Ameristar Kansas City                    12,111        9,365       33,487       31,230
   Ameristar Council Bluffs                 13,317       12,339       38,388       33,718
   Ameristar Vicksburg                       6,241        5,109       20,972       16,301
   Jackpot Properties                        3,501        2,462        7,054        7,516
   Corporate and other                     (10,240)     (10,723)     (29,502)     (26,492)
                                         ---------    ---------    ---------    ---------
   Consolidated operating income         $  40,310    $  34,196    $ 121,546    $ 108,574
                                         =========    =========    =========    =========

EBITDA (1)
   Ameristar St. Charles                 $  21,542    $  21,423    $  68,825    $  63,696
   Ameristar Kansas City                    17,228       12,977       47,780       41,158
   Ameristar Council Bluffs                 16,312       14,903       46,883       41,271
   Ameristar Vicksburg                       9,124        7,471       29,427       23,436
   Jackpot Properties                        4,476        3,414        9,888       10,436
   Corporate and other                      (9,484)     (10,104)     (27,241)     (24,757)
                                         ---------    ---------    ---------    ---------
   Consolidated EBITDA                   $  59,198    $  50,084    $ 175,562    $ 155,240
                                         =========    =========    =========    =========

OPERATING INCOME MARGINS (2)
   Ameristar St. Charles                      22.3%        23.7%        24.4%        24.1%
   Ameristar Kansas City                      20.3%        16.9%        19.2%        19.5%
   Ameristar Council Bluffs                   30.1%        30.6%        29.7%        28.9%
   Ameristar Vicksburg                        23.7%        21.6%        25.8%        23.0%
   Jackpot Properties                         21.0%        15.3%        15.3%        16.5%
   Consolidated operating income margin       18.7%        17.0%        19.0%        18.6%

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                    AMERISTAR CASINOS, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED FINANCIAL DATA-CONTINUED
                                   (UNAUDITED)

                                             Three Months               Nine Months
                                          Ended September 30,       Ended September 30,
                                            2004         2003         2004        2003
                                         ---------    ---------    ---------    ---------
EBITDA MARGINS (1)
   Ameristar St. Charles                      31.3%        32.5%        32.9%        33.2%
   Ameristar Kansas City                      28.9%        23.4%        27.4%        25.8%
   Ameristar Council Bluffs                   36.9%        37.0%        36.3%        35.3%
   Ameristar Vicksburg                        34.6%        31.6%        36.2%        33.0%
   Jackpot Properties                         26.9%        21.2%        21.4%        22.9%
   Consolidated EBITDA margin                 27.5%        24.9%        27.4%        26.5%

(1) EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties' performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(2) Operating income margin is operating income as a percentage of net revenues.

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               RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)

      The following table sets forth a reconciliation of operating income
      (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

                                             Three Months                Nine Months
                                          Ended September 30,        Ended September 30,
                                            2004         2003         2004         2003
                                         ---------    ---------    ---------    ---------
AMERISTAR ST. CHARLES:
   Operating income                      $  15,380    $  15,644    $  51,147    $  46,301
   Depreciation and amortization             6,162        5,779       17,678       17,395
                                         ---------    ---------    ---------    ---------
   EBITDA                                $  21,542    $  21,423    $  68,825    $  63,696
                                         =========    =========    =========    =========
AMERISTAR KANSAS CITY:
   Operating income                      $  12,111    $   9,365    $  33,487    $  31,230
   Depreciation and amortization             5,117        3,612       14,293        9,928
                                         ---------    ---------    ---------    ---------
   EBITDA                                $  17,228    $  12,977    $  47,780    $  41,158
                                         =========    =========    =========    =========
AMERISTAR COUNCIL BLUFFS:
   Operating income                      $  13,317    $  12,339    $  38,388    $  33,718
   Depreciation and amortization             2,995        2,564        8,495        7,553
                                         ---------    ---------    ---------    ---------
   EBITDA                                $  16,312    $  14,903    $  46,883    $  41,271
                                         =========    =========    =========    =========
AMERISTAR VICKSBURG:
   Operating income                      $   6,241    $   5,109    $  20,972    $  16,301
   Depreciation and amortization             2,883        2,362        8,455        7,135
                                         ---------    ---------    ---------    ---------
   EBITDA                                $   9,124    $   7,471    $  29,427    $  23,436
                                         =========    =========    =========    =========
JACKPOT PROPERTIES:
   Operating income                      $   3,501    $   2,462    $   7,054    $   7,516
   Depreciation and amortization               975          952        2,834        2,920
                                         ---------    ---------    ---------    ---------
   EBITDA                                $   4,476    $   3,414    $   9,888    $  10,436
                                         =========    =========    =========    =========
CORPORATE AND OTHER:
   Operating loss                        $ (10,240)   $ (10,723)   $ (29,502)   $ (26,492)
   Depreciation and amortization               756          619        2,261        1,735
                                         ---------    ---------    ---------    ---------
   EBITDA                                $  (9,484)   $ (10,104)   $ (27,241)   $ (24,757)
                                         =========    =========    =========    =========
CONSOLIDATED:
   Operating income                      $  40,310    $  34,196    $ 121,546    $ 108,574
   Depreciation and amortization            18,888       15,888       54,016       46,666
                                         ---------    ---------    ---------    ---------
   EBITDA                                $  59,198    $  50,084    $ 175,562    $ 155,240
                                         =========    =========    =========    =========

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